SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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ENTERASYS NETWORKS, INC.
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Proxy Information
     In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
     Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC.
This filing contains forward-looking statements regarding future events, activities and financial performance, such as management’s expectations regarding future revenue and cash flow; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as “we expect,” “we believe,” “we anticipate,” or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.
Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: risks associated with the proposed merger; worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2005.
This filing is a general Question and Answer statement regarding the merger.

General Q&A
November 14, 2005
About the Transaction
1. The news release says that Enterasys has signed a definitive merger agreement to be acquired by an investment group led by The Gores Group, LLC and Tennenbaum Capital Partners, LLC. What does that mean?
It means that Enterasys will be sold to a group of private equity firms that will provide financial backing and insight to help accelerate the Company’s growth. We believe this transaction also creates a platform that will enable Enterasys to actively participate in future networking industry consolidation.
This type of transaction will result in the company going private—meaning that its shares will no longer be publicly traded on the NYSE or any stock exchange. Under its new ownership, the Company’s future success will largely depend on accelerating the growth of the business, further developing our product roadmap and continuing to provide the high levels of support on which we’ve built our reputation.
We believe this transaction is good for employees, shareholders, customers and partners, and we view it as an important step toward making Enterasys a more significant player in the networking industry.
2. Why are we doing this now?
Overall, we are doing it to accelerate our growth. We view the transaction as an important step toward making Enterasys a significant player in the networking industry. In addition, we believe the networking industry is likely to consolidate in the future. The industry has been gridlocked for several years with many of the smaller players unwilling or unable to make a bold move. We believe the time is right for such a move and are taking Enterasys private in an effort to break that cycle. With the financial backing of Gores and Tennenbaum, coupled with and a strong business model representing all of our hard work, Enterasys can now be positioned as a platform to actively participate in or drive future industry consolidation.
3. What are the advantages to being a privately-held company?
A public company faces constant trade-offs between short-term performance and long-term investments. As a private company, we will still face trade-offs of this type, but we will have much greater flexibility and will be able to put greater emphasis on the long term.

As a public company, we may have shareholders who don’t always share our vision for the long-term growth of Enterasys, or fully appreciate the challenges we face from time to time, and some of the decisions we have made to improve our prospects for the future. As a private company, we will be owned by investors who understand our business, have a much more significant and focused stake in our success, have a long-term view similar to that of our employees and customers, and will bring added value to our strategic decision-making and our ability to successfully execute against our strategic imperatives.
4. What is a private equity firm?
A private equity firm raises private capital from institutions and wealthy investors and invests that capital in both public and private companies across all industries.
5. What is happening to management?
The current senior management team will remain in their current roles and lead the company following the closing of the transaction.
6. How does this affect our stockholders? What does it mean to be a privately-held company?
The agreement unlocks value for all our stockholders, employee stockholders included, who will receive $13.92 per share in cash in return for each share of stock that they hold. After the transaction closes, Enterasys will become privately-held and Enterasys common stock will no longer trade on the NYSE or any other exchange.
7. Who are The Gores Group, LLC and Tennenbaum Capital Partners, LLC?
Gores, headquartered in Los Angeles, California, is a private investment firm focused on the technology, telecommunications, and business services sectors. The firm combines the seasoned M&A capabilities of a traditional financial buyer with the operations expertise and detailed due diligence capabilities of a strategic buyer. Recent Gores’ transactions include, among others, Anker Systems in the United Kingdom, for which a public offering was recently completed, WireOne, VSPAN, Proxicom, Global Tel*Link and National Public Markets

Company, which was purchased from AT&T. Gores has a long standing record of creating sustainable value in its portfolio companies by focusing on customers and employees, supporting management with operational expertise and providing the capital required for growth.
Tennenbaum, based in Santa Monica, California, is a private investment firm managing about $3.7 billion in assets through private funds. The firm’s investment strategy is grounded in long-term value approach, and it assists—both financially and operationally—transitional middle-market companies in industries such as technology, healthcare, energy, aerospace, business services, retail and general manufacturing.
8. How active will Gores and Tennenbaum be in running Enterasys?
Enterasys will continue to be governed by a Board of Directors put in place by the investors, the same governance model found in our organization today. The current members of the Board of Directors will remain in place through completion of the transaction. Our CEO and President, Mark Aslett, will become a member of the new Board of Directors once the transaction closes.
9. Will Enterasys’ strategy change because of the acquisition?
No. One of the key reasons the investors are attracted to Enterasys is our strategic vision and the progress we have made since launching Secure Networks in early 2004. We have established a leadership position in the networking industry with our focus on embedding the highest levels of security directly into the infrastructure. Gores and Tennenbaum will provide financial backing and operational insight to help us execute on the strategy and grow the business organically.
10. When do we expect the acquisition of Enterasys to be completed?
The transaction is subject to approval of our stockholders, receipt of customary regulatory approvals and satisfaction of other customary conditions. We currently expect to complete the transaction during the first quarter of 2006.

11. What should I tell our customers, partners and suppliers about the transaction?
The key message is that this transaction is yet another step in our quest to build Enterasys into a significant force in the networking industry. Customers, partners and suppliers should know that it is business as usual across the entire company. We will continue to focus on serving their current and future needs through our industry leading Secure Networks™ products and solutions and the high levels of support for which we are known. We believe the transaction will enhance the value Enterasys delivers to all constituents as we continue to leverage our industry leadership position.
It is very important, however, that you limit your written and verbal communications with all of these parties (including letters, e-mails and Web site postings) to approved forms of communications, which have been previously provided by Legal or Corporate Marketing. If the customer tells you that they also are a shareholder and have questions regarding their investment in Enterasys, they should be referred directly to Kevin Flanagan (978-684-1473; kflanaga@enterasys.com).
12. If I receive a call from a reporter, analyst or stockholder, what should I say?
Nothing. Company policy restricts employees from speaking to reporters or other members of the media, or to analysts, shareholders or others in the investment community. Investor relations inquiries, such as calls from analysts, shareholders and institutional investors and bondholders, should be referred directly to Kevin Flanagan (978-684-1473; kflanaga@enterasys.com). Media inquiries, such as calls from reporters, and all other external inquiries also must be referred directly to Kevin. As always, only authorized spokespersons can speak to these audiences on behalf of the company.
13. How can I best show my support for the announcement?
We feel this is great news for our shareholders, employees, customers and partners, and for the long-term prospects of our business. The best way you can help is by focusing on the task at hand—delivering a solid Q4—and by continuing the strong day to day execution that characterizes Enterasys.

What the Transaction Means for Employees
14. How does the announcement impact my job? Will any of my benefits change?
For virtually all of our employees, day-to-day activities will not change. The new investors have agreed that for 12 months following the closing of the transaction the existing compensation, benefits and terms and conditions of employment will not change, other than in the ordinary course of annual business planning, performance reviews and renewal of benefit plans. After the transaction closes, the investors will be the new owners of the company, and they will review our policies and benefits to determine if they want to change any in the future. However, day-to-day management of the Company will remain in the hands of the existing management team. Just as it does today, management will make salary and benefit recommendations to the Board for its approval. In the event that any changes do ultimately occur, we will give you as much notice as possible of any changes should they occur.
15. Does the announcement mean there will be layoffs?
The overall success of the transaction will depend on continuing to grow the business, further developing our product roadmap and maintaining the high levels of support for which we are known. We do expect to follow through on the remaining items of the restructuring plan announced on the Q1 2005 earnings call. However, this transaction is primarily about accelerating our growth and not, we believe, about restructuring, layoffs, reducing customer service levels, or cutting product development activities.
16. What will happen to my years of service with Enterasys?
Your service time with Enterasys will not be affected. We plan to recognize all years of service with Enterasys and carry these forward under the new, private ownership.
17. What will happen to my Enterasys stock?
As always, you have the choice to hold your Enterasys shares or to sell them at any point in time (as long as you are not in possession of any material nonpublic information and are otherwise complying with the Company’s policies on trading). If you choose to hold your shares, and if the transaction is approved by our stockholders and receives the necessary regulatory approvals, you will be entitled to receive $13.92 in cash for each share of Enterasys common stock you own when the transaction closes. All employees and others who own

Enterasys stock will be treated the same, and all shares of Enterasys stock will be treated the same whether owned in your own name, in street name (i.e., in a brokerage account), in the Employee Stock Purchase Plan or in any other manner. As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile.
18. What will happen to my stock options?
At the time of closing, all unvested options awarded under the Company’s 2001 Equity Incentive Plan and 2004 Equity Incentive plan will vest automatically. For unvested options awarded under the Company’s 1998 Equity Incentive Plan, the number of options that would have vested by the end of the 10-month period following the closing will vest automatically. For each vested but unexercised option you hold at closing, you will receive a cash payment equal to the difference between the exercise price of the option and the acquisition price ($13.92 per share), provided that this difference is a positive number. For example, if you have an option with an exercise price of $12.00 per share, then you will receive a cash payment of $1.92 per share. As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile. Generally, these option payments will be taxed as ordinary compensation.
19. What will happen to the Employee Stock Purchase Plan (ESPP)?
     The ESPP is a benefit that can be offered only by public companies and thus the plan will be terminated when the company is taken private in this transaction.
The fourth quarter 2005 ESPP offering will be completed. After the fourth quarter and until closing of the transaction, the ESPP will be suspended and contributions will not be withheld.
Shares purchased under the ESPP will be treated in the same manner as all other shares of Enterasys stock, and will be cashed out at $13.92 per share at the time of closing (see Question 16). As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile.
Going forward, we will strive to provide ways for our employees to participate in the financial success of the company. We are consulting with HR, tax and compensation specialists, as well as our new equity investors, to determine the most suitable program and will let you know further details as soon as we can.

20. If I hold Enterasys stock or options, when will I receive my cash payments after closing? Will the cash payment be taxable?
You will not receive your cash payment at or immediately after closing. If you are a stockholder, soon after closing your broker or the company’s paying agent will send you instructions as to how to exchange your stock for cash. You will need to complete and return the required information as instructed. Upon receipt of this information, the paying agent will process your exchange and send your cash payment as directed by you. If you are an option holder, we currently anticipate that you will receive your cash payments automatically through the payroll process within several weeks after closing.
All cash payments you receive as a stockholder or option holder in connection with this transaction are taxable to you according to the tax laws of your country of domicile. We recommend that you consult with a tax advisor if you have questions relating to the tax consequences of your receipt of cash in this transaction.
21. Who should I contact with human resources-related questions?
You should continue to deal with your business unit’s HR professional.
22. How will the Company keep employees updated on the progress of the transaction and related news?
We are committed to providing ongoing updates about the status of the acquisition, along with other key developments in the Company, including news about products, services and other important activities. You will continue to receive e-mails and other communications about important news.
About the Transaction
In connection with the proposed merger, Enterasys will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Enterasys at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Enterasys by directing such request to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, Attention: Investor Relations, Telephone: 978-684-1473.
Enterasys and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Enterasys participants in the solicitation is set forth in Enterasys proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.